Exhibit 10.8

Summary of Executive Bonus Plan

The Executive Bonus Plan provides for an annual cash bonus based upon net income goals set at the beginning of the year, as well as upon the achievement of individual goals. A target incentive compensation amount and a specific participation percentage for each executive officer were established by the Compensation Committee of the Board of Directors with reference to the officer’s area and scope of responsibility with the Company.

The cash bonus payable to executive officers under the Plan is calculated based on a formula. The formula provides that 40% of the assigned target incentive compensation amount can be earned through performance of individual goals and that the remaining portion of the cash bonus is calculated as a percentage of net income based on each officer’s specific participation percentage. In addition, the total cash bonus payable based on net income achieved is subject to a maximum amount not to exceed 3.5 times 60% of the target incentive compensation amount.

The Vice President of Worldwide Sales receives incentive compensation under the Company’s sales commission plan.